                                                                       EXHIBIT 6

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION 240.25B-2B OF THE SECURITIES EXCHANGE ACT OF 1934. [*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST AND IS FILED SEPARATELY WITH THE COMMISSION.

                                                                Execution Copy 2



            SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT



                             ELAN CORPORATION, PLC
        (acting through its division Elan Pharmaceutical Technologies)

                                      AND

                       ELAN INTERNATIONAL SERVICES, LTD.

                                      AND

                       ELAN PHARMA INTERNATIONAL LIMITED

                                      AND

                        RIBOZYME PHARMACEUTICALS, INC.

                                      AND

                         MEDIZYME PHARMACEUTICALS LTD.

                                     INDEX
                                     -----


CLAUSE 1       DEFINITIONS

CLAUSE 2       BUSINESS

CLAUSE 3       REPRESENTATIONS AND WARRANTIES

CLAUSE 4       AUTHORIZATION AND CLOSING

CLAUSE 5       DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6       THE BUSINESS PLAN AND REVIEWS

CLAUSE 7       RESEARCH AND DEVELOPMENT WORK

CLAUSE 8       COMMERCIALIZATION

CLAUSE 9       SUBLICENSE AND ASSIGNMENT RIGHTS

CLAUSE 10      OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NONCOMPETITION

CLAUSE 11      INTELLECTUAL PROPERTY RIGHTS

CLAUSE 12      CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

CLAUSE 13      REGULATORY

CLAUSE 14      MANUFACTURING

CLAUSE 15      TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 16      AUDITORS, BANKERS, REGISTERED OFFICE,
               ACCOUNTING REFERENCE DATE; SECRETARY

CLAUSE 17      TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 18      MATTERS REQUIRING PARTICIPANTS' APPROVAL

CLAUSE 19      DISPUTES

CLAUSE 20      TERMINATION

CLAUSE 21      SHARE RIGHTS

CLAUSE 22      CONFIDENTIALITY

CLAUSE 23      COSTS

CLAUSE 24      GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this __ day of January, 2000

BETWEEN:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, acting through its division Elan Pharmaceutical Technologies and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("Elan, plc");

(2) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, Church St., Hamilton, Bermuda ("EIS");

(3) ELAN PHARMA INTERNATIONAL LIMITED a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland ("EPIL");

(4) RIBOZYME PHARMACEUTICALS, INC. a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 2950 Wilderness Place, Boulder, Colorado 80301 ("RPI"); and

(5) MEDIZYME PHARMACEUTICALS LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").

                                   RECITALS:

A. Newco desires to issue and sell to the Shareholders (as defined below), and the Shareholders desire to purchase from Newco, for aggregate consideration of $15,000,000, apportioned between them as set forth herein, (i) 6,000 shares of Newco's common shares, par value $1.00 per share (the "Common Shares") to RPI, and (ii) 6,000 shares of Newco's preferred shares, par value $1.00 per share (the "Preferred Shares") allocated 3,612 shares to RPI and 2,388 shares to EIS.

B. As of the date hereof, Elan, plc and EPIL have entered into a license agreement with Newco, and RPI has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the RPI Intellectual Property, respectively (each as defined below).

C. Elan, plc, EPIL and RPI have agreed to co-operate in the research, development and commercialization of the Products (as defined below) based on their respective technologies.

D. Elan, plc, EPIL and RPI have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies and with Newco.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                   CLAUSE 1

                                  DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

     "Affiliate" of any Person (in the case of a legal entity) shall mean any other Person controlling, controlled or under the common control of such first Person, as the case may be. For the purposes of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors and "controlling" and "controlled" shall be construed accordingly. For purposes of this Agreement, Newco is not an Affiliate of Elan or EIS.

     "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

     Angiozyme(TM) shall mean a Ribozyme targeted against vascular endothelial growth factor receptor (VEGF-R).

     "Board" shall mean the board of directors of Newco.

     "Business" shall mean the business specified in the Business Plan.

     "Business Plan" has the meaning set forth in Clause 6 below.

     "Certificate of Designations" shall mean that certain certificate of designations, preferences and rights of Series A Preferred Stock and Series B Preferred Stock of RPI issued on the date hereof.

     "Closing Date" shall mean the date upon which the Substantive Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

     "Common Share Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Shares.

     "Convertible Note" shall mean that certain Convertible Promissory Note, of even date herewith, by and between RPI and EIS.

     "Directors" shall mean, at any time, the directors of Newco.

     "EIS Director" has the meaning set forth in Clause 5.

     "Elan" shall mean Elan, plc and EPIL.

     "Elan Improvements" has the meaning assigned thereto in the Elan License Agreement.

     "Elan Intellectual Property" has the meaning assigned thereto in the Elan License Agreement.

     "Elan Know-How" has the meaning assigned thereto in the Elan License Agreement.

     "Elan License" has the meaning assigned thereto in the Elan License Agreement.

     "Elan License Agreement" shall mean the license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

     "Elan Patents" has the meaning assigned thereto in the Elan License Agreement.

     "Elan Research License" has the meaning assigned thereto in the Elan License Agreement.

     "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Right" has the meaning assigned to such term in the RPI Securities Purchase Agreement in effect on the date hereof.

     "Field" shall mean the [ * ] of the Target Ribozyme using the System for the down regulation of HER-2.

     "Financial Year" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of each year.

     "Fully Diluted Common Shares" shall mean all of the issued and outstanding Common Shares, assuming the conversion, exercise or exchange of all outstanding Common Share Equivalents.

     "Funding Agreement" shall mean the Funding Agreement, of even date herewith, between EIS, RPI, and Elan.

     "HER-2" shall mean Human Epidermal Growth Factor Receptor Type 2.

     "License Agreements" shall mean the Elan License Agreement and the RPI License Agreement.

     "Licensed Technologies" shall mean, collectively, the Elan Intellectual Property and the RPI Intellectual Property.

     "Licenses" shall mean the Elan License, the Elan Research License and RPI License.

     "Management Committee" shall have the meaning set forth in Clause 5.2 hereof.

     "Newco Intellectual Property" shall mean Newco Patents and Newco Know How.

     "Newco Know-How" shall mean any and all rights owned, licensed or controlled by Newco to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), technique, process, procedure, system, formulation or design that is not generally known to the public arising out of the conduct of the Project by any person that does not constitute Elan Improvements or RPI Improvements.

     "Newco Patents" shall mean any and all patents and patent applications arising out of the conduct of the Project by any person that does not constitute Elan Improvements or RPI Improvements and all rights therein, and including all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts thereto owned or licensed to Newco.

     "Newco Memorandum of Association and Bye-Laws" shall mean the Memorandum of Association and Bye-Laws of Newco Limited.

     "Oligonucleotide" shall mean a [ * ] non-protein, non-peptide encoding nucleic acid molecule including those with [ * ] used as a human therapeutic and/or prophylactic compound comprising between [ * ] including oligonucleotide analogs which may include natural or non-natural heterocycles, sugars and/or backbone linkage modifications, capable of specifically inhibiting the function, activity or expression of a gene. For the purposes hereof Oligonucleotide (a) shall include [ * ] oligonucleotides, and (b) shall exclude polymers in which the linkages are [ * ] but shall not exclude [ * ]

     "Participant" shall mean RPI or Elan, as the case may be, and "Participants" shall mean both of the Participants together.

     "Party" shall mean Elan, plc, EPIL, RPI, or Newco, as the case may be, and "Parties" shall mean all four together;

     "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

     "Permitted Transferee" shall mean any Affiliate or subsidiary of Elan, EIS or RPI, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan and EIS, a special purpose financing entity created by Elan or EIS or their respective affiliates.

     "Product(s)" shall mean the pharmaceutical formulation incorporating the Target Ribozyme and incorporated within or packaged with the System.

     "Project" shall mean all activity as undertaken by or on behalf of Newco in order to develop the Products in accordance with the Business Plan.

     "Registration Rights Agreements" shall mean the Registration Rights Agreements of even date herewith relating to Newco and RPI, respectively.

     "R&D Committee" shall have the meaning set forth in Clause 5.2 hereof.

     "Regulatory Approval" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.

     "Research and Development Term" shall mean the research and development stage of the Business Plan, which stage shall be deemed terminated upon the first commercial launch of a Product by Newco.

     "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

     "Ribozyme" shall mean an [ * ] directed to inhibit, by catalytic cleavage, the translation of mRNA coding for a gene. For the avoidance of doubt, Ribozyme does not include a gene that encodes a [ * ].

     "RPI Directors" has the meaning set forth in Clause 5 hereof.

     "RPI Improvements" has the meaning assigned thereto in the RPI License Agreement.

     "RPI Intellectual Property" has the meaning assigned thereto in the RPI License Agreement.

     "RPI Know-How" has the meaning assigned thereto in the RPI License
     Agreement.

     "RPI License" has the meaning assigned thereto in the RPI License
     Agreement.

     "RPI License Agreement" shall mean the license agreement between RPI and Newco, of even date herewith, attached hereto in Schedule 2.

     "RPI Patent Rights" has the meaning assigned thereto in the RPI License Agreement.

     "RPI Securities Purchase Agreement" shall mean that certain securities purchase agreement, of even date herewith, by and between RPI and EIS.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" shall mean the shares of Common Shares and shares of Preferred Shares of Newco.

     "Shareholder" shall mean any of EIS, RPI, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "Shareholders" shall mean all of the Shareholders together.

     "Substantive Documents" shall mean this Agreement, the Funding Agreement, the Elan License Agreement, the RPI License Agreement, the Convertible Note, the RPI Securities Purchase Agreement, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date herewith, by and between RPI, Elan, EIS and Newco, as applicable.

     "Substitute Ribozyme" shall have the meaning set forth in Clause 2.2 hereof.

     "Substitute Target" shall have the meaning set forth in Clause 2.2 hereof.

     "System" shall mean the ambulatory drug delivery system for direct attachment to the body of a patient having a flexible diaphragm drug reservoir, which is capable of delivering factory pre-programmed continuous amounts of drug upon activation as disclosed and described in the Elan Patents set forth in Schedule 1 of the Elan License Agreement.

     "Target Ribozyme" shall mean a Ribozyme directed to HER-2 unless and until a [ * ] directed to a [ * ] is designated to be the subject of the Project pursuant to the designation of a [ * ] and [ * ] under the provisions of Clause 2.2 hereof, in which case the term [ * ]shall mean such designated [ * ] directed to the [ * ]

     "Technological Competitor of Elan" has the meaning assigned thereto in the Elan License Agreement.

     "Term" shall mean the term of this Agreement.

     "Territory" shall mean all of the countries of the world.

     "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

Definition                            Clause

"AAA"                                 19.3
"Buyout Option"                       20.4
"Closing"                             4.3
"Common Shares"                       Recital
"Confidential Information"            22.1
"Co-sale Notice"                      17.4
"Expert"                              19.3
"Notice of Exercise"                  17.3
"Notice of Intention"                 17.3
"Offered Shares"                      17.3
"Offering Price"                      17.3
"Preferred Shares"                    Recital
"Proposing Participant"               20.4
"Proposing Participant Price:         20.6
"Purchase Price"                      20.6
"R&D Committee"                       5.2.2
"Recipient Participant Price"         20.6
"Remaining Shareholders"              17.4
"Relevant Event"                      20.2
"Selling Shareholder"                 17.3
"Tag-Along Right"                     17.4
"Transaction Proposal"                17.3
"Transfer"                            17.1
"Transferee Terms"                    17.4
"Transferring Shareholder"            17.4

1.3  Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Substantive Documents, if defined therein.


                                   CLAUSE 2

                                   BUSINESS

2.1 The primary objective of the Agreement is to regulate the business of the development, testing, registration, manufacture, commercialization and licensing of Products for use in the Field in the Territory and to achieve the other objectives set out in this Agreement. The focus of the Business will be to develop the Products using the Elan Intellectual Property, the RPI Intellectual Property and the Newco Intellectual Property in accordance with the Business Plan.

2.2. Should the Target Ribozyme [ * ] in accordance with the Business Plan, the Parties shall promptly review in good faith [ * ], for the treatment of an indication(s) to be determined in good faith by the Parties (the "Substitute Target"). In either case, the Parties shall promptly negotiate in good faith such amendments as are required to the License Agreements and to this Agreement, such as amending the provisions regulating non-competition, and to the research and development budgeted costs for the Project.

2.3 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco Memorandum of Association and Bye-Laws. Subject to Clause 9.2 below, the Participants shall use their best endeavors to ensure that to the extent required pursuant to the laws of Bermuda, and to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.


                                   CLAUSE 3

                        REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of Newco: Newco hereby represents and
     ---------------------------------------
     warrants to each of the Shareholders as follows, as of the date hereof:

     3.1.1  Organization:  Newco is an exempted company duly organized, validly
            -------------
            existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

     3.1.2  Capitalization:  As of the date hereof, the authorized capital
            ---------------
            stock of Newco consists of 6,000 shares of Common Shares and 6,000 shares of Preferred Shares. Prior to the date hereof, no shares of capital stock of Newco have been issued.

     3.1.3  Authorization:  The execution, delivery and performance by Newco
            --------------
            of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Shareholders or others.

     3.1.4  No Conflicts:  The execution, delivery and performance by Newco of
            ------------
            this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

            (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

            (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

            (iii) result in the creation of any Encumbrance upon any of the properties or assets of Newco.

     3.1.5  Approvals:  As of the date hereof, no permit, authorization,
            ---------
            consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Substantive Documents.

     3.1.6  Disclosure:  This Agreement does not contain any untrue statement
            -----------
            of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

     3.1.7  No Business; No Liabilities: Newco has not conducted any business or
            ----------------------------
            incurred any liabilities or obligations prior to the date hereof, except solely in connection with its organization and formation.

3.2  Representations and Warranties of the Shareholders:  Each of the
     ---------------------------------------------------
     Shareholders hereby severally represents and warrants to Newco as follows as of the date hereof:

     3.2.1  Organization:  Such Shareholder is a corporation duly organized and
            ------------
            validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

     3.2.2  Authority:  Such Shareholder has full legal right, power and
            ----------
            authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

     3.2.3  No Conflicts:  The execution, delivery and performance by such
            ------------
            Shareholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Shareholder will not:

            (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Shareholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Shareholder or any of its properties or assets;

            (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Shareholder or any material contract to which such Shareholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Shareholder; or

             (iii) result in the creation of any Encumbrance upon any of the properties or assets of such Shareholder.

            3.2.4   Approvals:  As of the date hereof, no permit,
                    ----------
                    authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Shareholder.

            3.2.5   Investment Representations:  Such Shareholder is
                    --------------------------
                    sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco. Such Shareholder has not been formed solely for the purpose of making this investment and such Shareholder is acquiring the Common Shares and Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Shareholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholders' representations as expressed herein. Such Shareholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.


                                   CLAUSE 4

                           AUTHORIZATION AND CLOSING

     4.1 Newco has authorized the issuance to (i) EIS of 2,388 shares of Preferred Shares, and (ii) RPI of 6,000 shares of Common Shares and 3,612 shares of Preferred Shares, issuable as provided in Clause 4.4 hereof

     4.2 RPI and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to Newco in consideration therefor, by wire transfer of immediately available funds (to a bank account established by Newco in connection with he Closing) the subscription amounts each as provided in Clause 4.4.1.

     4.3 The closing (the "Closing") shall take place at the offices of Brock Silverstein LLC at 800 Third Avenue, New York, New York 10022 on the date hereof or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the RPI Securities Purchase Agreement.

     4.4 At the Closing, each of the Shareholders shall take or (to the extent within its powers) cause to be taken the following steps at directors and shareholder meetings of Newco, or such other meetings or locations, as appropriate:

          4.4.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 2,388 shares of Preferred Shares for an aggregate purchase price of $2,985,000.00. Newco shall issue and sell to RPI, and RPI shall purchase from Newco, upon the terms and conditions set forth herein, 6,000 shares of Common Shares for an aggregate purchase price of $7,500,000.00 and 3,612 shares of Preferred Shares for an aggregate purchase price of $4,515,000.00. The total aggregate purchase price for all Shares is $15,000,000.00.

     4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Shares and Preferred Shares described above and any other certificates, resolutions or documents which the Parties shall reasonably require;

     4.4.3.    the adoption by Newco of Newco Memorandum of Association and Bye-
               Laws;

     4.4.4. the appointment of Kevin Insley, Kevin Butler, David Astwood, Alene A. Holzman, and Ralph E. Christoffersen as Directors of Newco;

     4.4.5. the resignation of all directors and the secretary of Newco holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against Newco and that Newco is not in any way obligated or indebted to him; and

     4.4.6.    the transfer to Newco of the share register.

4.5  Exemption from Registration:
     ----------------------------

     The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN

     OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6. EIS and RPI shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits.

4.7. In the event that EIS exercises the Exchange Right, Newco shall, immediately upon such exercise, take all necessary steps to ensure that EIS is duly and validly issued and has full legal right, title and interest in and to the shares of Preferred Shares covered thereby. The Parties acknowledge that such Preferred Shares have been pledged to EIS pursuant to Clause 4.8 below and that EIS has physical possession of such Preferred Shares.

4.8. In order to secure RPI's obligations pursuant to the Exchange Right, RPI hereby pledges, assigns and sets over to EIS, all of RPI's right, title and interest in and to all Newco Shares (as defined in the RPI Securities Purchase Agreement) deliverable by RPI upon exercise of the Exchange Right (including share distributions and dividends thereon). RPI shall cause to be delivered to EIS all of the certificates together with duly executed stock power in favor of EIS evidencing such shares, and cause to be filed with the Secretary of State of Delaware an appropriate UCC-1 financing statement in respect of such pledge, assignment or setting over, and take all other necessary, appropriate and customary actions in connection therewith. Such pledge shall be governed by the applicable provisions of
     the Delaware Uniform Commercial Code.   Upon exercise of the Exchange
     Right, EIS shall be entitled to keep and retain such share certificates, which shall then be owned by EIS in accordance with the terms thereof. In connection with the foregoing, Newco and the Participants shall take all necessary or appropriate steps to ensure such ownership by EIS. Until EIS exercises the Exchange Right, RPI shall retain all rights in and to the pledged Newco Shares (including without limitation all voting, dividend, liquidation and other rights), subject only to this pledge and the terms of this Agreement.



                                   CLAUSE 5

                   DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1. Directors:
     ---------

     5.1.1 Prior to the exercise of the Exchange Right, the Board shall be composed of five Directors.

               RPI shall have the right to nominate four directors of Newco ("RPI Directors") and EIS shall have the right to nominate one Director of Newco ("EIS Director") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

               In the event that the Exchange Right is exercised by EIS within two years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of two years from the Closing Date.

               In the event that the Exchange Right is exercised by EIS at any time after two years following the Closing Date or upon the expiry of two years following the Closing Date where the Exchange Right has been exercised by EIS within two years following the Closing Date, each of RPI, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and RPI and that each of the Directors has equal voting power.

       5.1.2 If EIS removes the EIS Director, or RPI removes any of the RPI Directors, EIS or RPI, as the case may be, shall indemnify the other Shareholder against any claim by such removed Director arising from such removal.

       5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

       5.1.4 At any such meeting, the presence of the EIS Director and at least two of the RPI Directors shall be required to constitute a quorum and, subject to Clause 18 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the RPI Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

       5.1.5 On the Closing Date, RPI may appoint one of the RPI Directors to be the chairman of Newco. The chairman of Newco shall hold office until:

               (i) the first meeting of the Board following the exercise by EIS of the Exchange Right, where the Exchange Right has been exercised by EIS after two years following the Closing Date; or

              (ii) the first meeting of the Board following the expiry of two years following the Closing Date where the Exchange Right has been exercised by EIS within two years following the Closing Date

               (in each case the "Chairman Status Board Meeting")

               After the Chairman Status Board Meeting, each of EIS and RPI, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year.

               If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the RPI Directors shall be entitled to appoint another RPI Director to act as chairman in his place at the meeting.

               If the chairman of Newco is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

       5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 19.

5.2  Management and R&D Committees:
     ------------------------------


     5.2.1 Newco's board of directors shall appoint a management committee (the "Management Committee") to consist initially of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by RPI, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting. Decisions of the Management Committee shall require approval of at least one Elan nominee on the Management Committee and one RPI nominee on the Management Committee.

               Each of Elan and RPI shall be entitled to remove any of their nominees to the Management Committee and appoint a replacement in place of any nominees so removed. The number of members of the Management Committee may be altered if agreed to by a majority of the directors of Newco; provided that, each of Elan and RPI shall be entitled to appoint an equal number of members to the Management Committee. The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the Project.

     5.2.2 The Management Committee shall appoint a research and development committee (the "R&D Committee"), which shall initially be comprised of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by RPI, and each of whom shall have one vote, whether or not present at an R&D Committee meeting during which research and development issues are discussed. Decisions of the R&D Committee shall require approval of at least one Elan nominee on the R&D Committee and one RPI nominee on the R&D Committee.

               Each of Elan and RPI shall be entitled to remove any of their nominees to the R&D Committee and appoint a replacement in place of any nominees so removed. The number of members of the R&D Committee may be altered if agreed to by a majority of the directors of Newco provided that each of Elan and

               RPI shall be entitled to appoint an equal number of members to the R&D Committee.

     5.2.3     The R&D Committee shall be responsible for:

               5.2.3.1 designing that portion of the Business Plan that relates to the Project for consideration by the Management Committee;

               5.2.3.2 establishing a joint Project team consisting of an equal number of team members from Elan and RPI, including one Project leader from each of Elan and RPI; and

               5.2.3.3 implementing such portion of the Business Plan that relates to the Project, as approved by the Management Committee.

     5.2.4 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee. If the Management Committee cannot resolve the matter after 15 days or such other period as may be agreed by the Management Committee, the dispute will be referred to the President of Elan Pharmaceutical Technologies and the Chief Executive Officer of RPI, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions to be set forth in Clause 19, involving inter alia, the referral of the dispute to an expert, whose decision, however, will ultimately be non-binding on the Participants.


                                   CLAUSE 6

                         THE BUSINESS PLAN AND REVIEWS

6.1 The Directors shall meet together as soon as reasonably practicable after the Closing Date hereof and shall agree upon and approve the Business Plan for the current Financial Year within 60 days of the Closing Date with respect to the research, development, and commercialization of the Product, which Business Plan shall contain, among other things, to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of RPI and Elan as it relates to the implementation of the R&D Plan.

6.2. The Business Plan shall be subject to ongoing review by the Directors and the unanimous approval of the Board on a quarterly basis upon mutual written agreement.

6.3. Neither Participant shall be obliged to provide funding to Newco in the absence of quarterly approval of the Business Plan and a determination by each Participant, in its sole discretion, that Subsequent Funding (as such term is defined in the Funding Agreement) shall be provided for the development of the Products.

                                   CLAUSE 7

                         RESEARCH AND DEVELOPMENT WORK

7.1 Research and development work related to the Products and the Newco Intellectual Property shall be conducted in accordance with the research and development program developed by the R&D Committee and approved by the Management Committee.

7.2 The Parties acknowledge that in addition to the Elan License, Elan granted to Newco the Elan Research License pursuant to the Elan License Agreement solely to use the System for research and to perform clinical investigations to determine the commercial viability of the continuous subcutaneous administration of Angiozyme(TM) using the System. If the Parties jointly determine that the continuous subcutaneous administration of Angiozyme(TM) using the System is commercially viable, then the Parties shall in good faith negotiate a nonexclusive license to Newco of the Elan Intellectual Property and of the RPI Intellectual Property to make, have made, import, use, offer for sale and sell such product, subject to then existing contractual obligations. Such license agreement shall contain normal commercial terms, provided that (i) the research, development and commercialization of such product shall be without any cost or obligation whatsoever to Elan without Elan's prior written consent which may be withheld in Elan's sole discretion, and (ii) [ * ]

     Notwithstanding anything contained in this Clauses 7.2 to the contrary, Newco shall not have the license or right to manufacture or have manufactured the System with respect to the Product or to manufacture or have manufactured Angiozyme(TM) with respect to the product described in this Clause 7.2. The Parties agree that the manufacture of the System and Angiozyme(TM) is subject to Clause 14 below.

7.3 Subject to the provisions of Clause 6.3, Elan and RPI shall undertake at their discretion research and development work related to the development and commercialization of the Products, at the request of Newco and as articulated in the Business Plan, in furtherance of the development and commercialization of the Products and cultivation of patent rights and know-how related to the Elan Intellectual Property, RPI Intellectual Property and Newco Intellectual Property. The cost of such development work shall be Elan's and RPI's, as the case may be, fully-burdened actual costs in respect thereof, plus [*] of such costs. Research and development work that is sub-contracted by Elan or RPI to third party providers shall be charged by Elan or RPI to Newco at the amount invoiced by the relevant third party provider. Newco shall pay RPI and Elan for any research and development work carried out by them on behalf of Newco at the end of each month during the Research and Development Program, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Newco by RPI or Elan, as applicable, by the 15/th/ day of the month following the month in which work was performed.

7.4 Elan and RPI shall use reasonable efforts in undertaking any such research and development work undertaken for Newco hereunder to conduct such research and development work in a professional and timely manner.

7.5 Elan and RPI shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or RPI and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research and Development Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or RPI's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or RPI, as the case may be, for the Research and Development Program hereunder in any Financial Year of [ * ] or more of the amount due to Elan or RPI, as the case may be, then the expense of such inspection shall be borne solely by Elan or RPI, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or RPI, as the case may be, shall be paid promptly by Elan or RPI, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or RPI, as the case may be, by Newco, Newco shall pay the deficit to Elan or RPI, as the case may be.


                                   CLAUSE 8

                               COMMERCIALIZATION

8.1 Newco shall diligently pursue the research, development, prosecution and commercialization of the Products as provided in the Business Plan.

8.2 At such time as Newco notifies Elan in writing that Newco in good faith intends to commercialize a Product, Elan shall have a [ * ] the terms of any agreement for [ * ], which option shall be exercised within [*] days of Elan's receipt of such written notification from Newco (the "Elan/Newco Option"); [ * ]. If Elan elects to enter into such negotiations, the Parties shall negotiate in good faith the terms of an applicable agreement.

     If, despite good faith negotiations, Elan and Newco do not reach agreement within [ * ] from [ * ], then Newco shall be free to enter into negotiations and an agreement with a third party (other than a Technological Competitor of Elan) upon which the third party would commercialize the relevant Product in the Territory, which terms when taken as a whole, are not more favourable to the third party than the principal terms of the last written proposal offered by Newco to Elan or by Elan to Newco, as the case may be. The Parties shall act in good faith and use their reasonable commercial judgement when negotiating with such third party for the commercialization of the Product in the Territory. For purposes of this Clause 8.2, the term Elan shall include Elan and its Affiliates.

                                   CLAUSE 9

                       SUBLICENSE AND ASSIGNMENT RIGHTS

9.1 Newco shall be permitted to assign or sublicense the Newco Intellectual Property and to enter into agreements with third parties for the development of the Newco Intellectual Property upon unanimous approval by the Management Committee.

9.2 Upon 30 days prior notice in writing from Elan to Newco and RPI, Newco shall assign the Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated by Elan to facilitate such assignment.

9.3 The Parties acknowledge and agree to be bound by the provisions of Clause 2.6 of the Elan License Agreement and the provisions of Clause
          2.6 of the RPI License Agreement which set forth the agreement between the Parties thereto in relation to the assignment and sub-licensing of the Elan Intellectual Property and the RPI Intellectual Property respectively.


                                   CLAUSE 10

           OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NON-COMPETITION

10.1. The Parties acknowledge and agree to be bound by the provisions of Clause 3 of the Elan License Agreement and Clause 3 of the RPI License Agreement which set forth the agreement between the parties thereto in relation to the ownership of the Elan Intellectual Property, the RPI Intellectual Property and the Newco Intellectual property respectively.

10.2 The Parties acknowledge and agree to be bound by the provisions of Clause 4 of the Elan License Agreement and the provisions of Clause 4 of the RPI License Agreement which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and RPI, respectively.


                                   CLAUSE 11

                         INTELLECTUAL PROPERTY RIGHTS

11.1 Elan, at its expense and sole discretion shall (i) secure the grant of any patent applications within the Elan Patents that relate to the Field; (ii) file and prosecute patent applications on patentable inventions and discoveries within the Elan Improvements that relate to the Field; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its sole discretion to control such filing, prosecution, defense and maintenance provided that Newco and RPI at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

11.2 RPI, at its expense and sole discretion, shall (i) secure the grant of any patent applications within the RPI Patents that relate to the Field; (ii) file and prosecute patent applications on patentable inventions and discoveries within the RPI Improvements that relate to the Field; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent within the RPI Patents that relate to the Field (including any letters patent that may issue covering any such RPI Improvements that relate to the Field). RPI shall have the right in its sole discretion to control such filing, prosecution, defense and maintenance provided that Elan and Newco at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

11.3 In the event that Elan does not intend to file for patent protection on patentable inventions or discoveries within the Elan Intellectual Property that relates to the Field in one or more countries in the Territory after providing written notice to Newco and RPI, Newco shall have the option at Newco's expense, upon the prior written approval of Elan which approval shall not be unreasonably withheld, to request Elan to file and prosecute such patent application(s) jointly on behalf of Newco and RPI. Upon such written request from Newco, Elan shall be responsible for preparing and prosecuting and otherwise seeking patent protection for such Elan Intellectual Property described in this Clause 11.3. Any such Elan Intellectual Property shall be owned by Elan but Elan shall grant to Newco a royalty free exclusive license to such Elan Intellectual Property in the Field. The Parties shall have the right to remove their confidential information from any such patent application.

11.4 In the event that RPI does not intend to file for patent protection on patentable inventions or discoveries within the RPI Intellectual Property that relates to the Field in one or more countries in the Territory after providing written notice to Newco and Elan, Newco shall have the option at Newco's expense, upon the prior written approval of RPI which approval shall not be unreasonably withheld, to request RPI to file and prosecute such patent application(s) jointly on behalf of Newco and Elan. Upon such written request from Newco, RPI shall be responsible for preparing and prosecuting and otherwise seeking patent protection for such RPI Intellectual Property described in this Clause 11.3. Any such RPI Intellectual Property shall be owned by RPI but RPI shall grant a royalty free exclusive license to Newco to such RPI Intellectual Property in the Field. The Parties shall have the right to remove their confidential information from any such patent application.

11.5      Newco at its expense shall have the right but shall not be obligated
          (i) to file and prosecute patent applications on patentable inventions and discoveries within the Newco Intellectual Property; (ii) to defend all such applications against third party oppositions; and (iii) to maintain in force any issued letters patent within the Newco Patents (including any patents that issue on patentable inventions and discoveries within the Newco Intellectual Property). Newco shall have the right to control such filing, prosecution, defense and maintenance provided that the other Parties shall be provided with copies of all documents relating to such filing, prosecution, defense, and maintenance in sufficient time to review such documents and comment thereon prior to filing. The Parties shall have the right to remove their confidential information from any such patent application.

11.6 In the event that Newco informs both Elan and RPI that it does not intend to file an application on the Newco Intellectual Property in or outside the Field, Elan shall have the right to file and prosecute such patent applications on inventions that Elan invents solely or which relate predominantly to the Elan Intellectual Property, and RPI shall have the right to file and prosecute such patent applications on inventions which RPI invents solely or which relate predominantly to the RPI Intellectual Property, and Elan and RPI agree to negotiate in good faith on the course of action to be taken with respect to Newco inventions that relate to both the Elan and RPI Intellectual Property. The Parties shall have the right to remove their confidential information from any such patent application.

11.7 The Parties shall promptly inform each other in writing of any actual or alleged unauthorized use of any Elan Intellectual Property, the RPI Intellectual Property or the Newco Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such unauthorized use.

11.8 At its option, as the case may be, Elan or RPI shall have the first option to enforce at its own expense and for its own benefit any unauthorized use of its respective Intellectual Property (the Elan Intellectual Property or the RPI Intellectual Property as the case may
          be) in the Field. At the enforcing party's request, the other Parties shall cooperate with such action. Should Elan or RPI decide not to enforce the Elan Intellectual Property or the RPI Intellectual Property respectively, against such unauthorized use in the Field, within a reasonable period but in any event within twenty (20) days after receiving written notice of such actual or alleged unauthorized use, Newco may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at such Party's request, Elan and RPI shall cooperate with such action. Any recovery remaining after the deduction by Newco of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such enforcement proceeding shall belong to Newco. Alternatively, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Elan Patents or the RPI Patents affects both the Field as well as other products being developed or commercialized by RPI or Elan or its commercial partners outside the Field, RPI or Elan shall endeavor to agree as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

11.9 Newco shall have the first right but not the obligation to bring suit or otherwise take action against any unauthorized use of the Newco Intellectual Property. If any such alleged use occurs that gives rise to a cause of action both inside and outside the Field, Newco, in consultation with the other Parties, shall determine the course of action to be taken. In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Newco. Newco shall keep Elan and RPI informed of any action in a timely manner so as to enable RPI and Elan to provide input in any such action and Newco shall reasonably take into consideration any such input. At Newco's request, the Parties shall cooperate with any such action at Newco's cost and expense.

11.10 In the event that Newco does not bring suit or otherwise take action against any unauthorized use of the Newco Intellectual Property (i) if only one Party determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action and (ii) if the other Parties pursue such suit or action outside of Newco, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts. At the Party's request, Newco shall cooperate with any such action at the Party's cost and expense.

11.11 In the event that a claim or proceeding is brought against Newco by a third party alleging that the sale, distribution or use of a Product in the Territory constitutes the unauthorized use of the intellectual property rights of such Party, Newco shall promptly advise the other Parties of such threat or suit.

11.12 Save in respect of claims by Newco against either Party, or by an Independent Third Party against Newco, where Elan is in breach of a representation or warranty under [ * ] or where RPI is in breach of a representation or warranty under [ * ] shall indemnify, defend and hold harmless Elan or RPI, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in [ * ], provided that Elan or RPI, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld or delayed. At its option, Elan or RPI, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or RPI, as the case may be and such Party shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld or delayed.

                                   CLAUSE 12

          CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

  12.1 Solely for the purpose of and insofar as is necessary, in each case, for Elan to perform research and development work on behalf of Newco, Newco shall grant to Elan a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

          12.1.1    to use the Newco Intellectual Property in the Field, and

          12.1.2 subject to the terms and conditions of the RPI License, a sublicense to use the RPI Intellectual Property in the Field.

12.2 Solely for the purpose of and insofar as is necessary, in each case, for RPI to conduct research and development work on behalf of Newco, Newco shall grant to RPI a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

          12.2.1    to use the Newco Intellectual Property in the Field, and

          12.2.2 subject to the terms and conditions of the Elan License and the Elan Research License, a sublicense to use the Elan Intellectual Property in the Field.

12.3 Subject to the provisions of this Clause 12, Newco hereby grants to each of Elan and RPI a license to the Newco Intellectual Property as follows:

          12.3.1 Newco hereby grants to Elan a worldwide, perpetual, fully-paid and royalty-free license, with the right to sublicense, to the Newco Intellectual Property as it relates to the System for use outside the Field on an as-is basis without recourse, representation or warranty whether express or implied, including warranties of merchantability or fitness for a particular purpose, or infringement of third party rights, and all such warranties are expressly disclaimed.

          12.3.2 Newco hereby grants to RPI a worldwide, perpetual, fully-paid and royalty-free license, with the right to sublicense, to the Newco Intellectual Property as it relates to the Target Ribozyme for use outside the Field on an as-is basis without recourse, representation or warranty whether express or implied, including warranties of merchantability or fitness for a particular purpose, or infringement of third party rights, and all such warranties are expressly disclaimed.


                                   CLAUSE 13

                                  REGULATORY

13.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required Regulatory Approval of the RHA to market the Products.

13.2 Subject to the unanimous determination of the Management Committee that one or more regulatory approvals for permission to conduct clinical studies and/or for commercialization should be held in the name of Newco's commercial partner, such regulatory approvals related to the Products and/or the Newco Intellectual Property shall be prosecuted and owned by Newco in accordance with the Business Plan.

          All regulatory approvals and submissions relating to the Target Ribozyme, including without limitation, the DMF, shall be processed by and be the property of RPI and at all times held in RPI's sole name. All regulatory approvals and submissions relating to the System, including without limitation, the MAF, shall be processed by and be the property of Elan and at all times held in Elan's sole name. Each of Elan and RPI will authorize Newco to reference such Party's respective regulatory approval and submission, as described herein, with the FDA and such foreign agency to the extent necessary for Newco's regulatory purposes.

13.3 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHA's insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement.


                                   CLAUSE 14

                                 MANUFACTURING

14.1 Subject to the provisions of Clause 14.2, Newco shall be responsible for manufacturing, or having manufactured, all quantities of Products required for the development and commercialization of Products for use in the Field.

14.2 Notwithstanding the provisions of Clause 14.1, Elan shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, of (a) the System with respect to the Product, and (b) the System with respect to the product relating to Angiozyme(TM), on standard commercial terms negotiated in good faith by Newco and Elan. RPI shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, of (1) the Target Ribozyme with respect to the Product, and (2) Angiozyme(TM), on standard commercial terms negotiated in good faith by Newco and RPI.

          Any such supply agreement shall be negotiated and agreed by the Parties not later than the date of completion of Phase III (as such term is commonly used in connection with FDA applications) of the R&D Plan. The terms of the said supply agreements shall be on normal commercial terms, and shall be negotiated in good faith by the Parties thereto.

                                   CLAUSE 15

                       TECHNICAL SERVICES AND ASSISTANCE

15.1 Whenever commercially and technically feasible, Newco shall contract with RPI or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and RPI. There shall be no obligation upon either of RPI or Elan to perform such services.

15.2 Newco shall, if the Participants so agree, conclude an administrative support agreement with Elan and/or RPI on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by Newco:

          15.2.1    accounting, financial and other services;

          15.2.2    tax services;

          15.2.3    insurance services;

          15.2.4    human resources services;

          15.2.5    legal and company secretarial services;

          15.2.6    patent and related intellectual property services; and

          15.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

          The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

15.3. The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Shareholders and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

15.4 If Elan or RPI so requires, RPI or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the RPI Intellectual Property, as the case may be, as necessary to further the Project.

15.5 The employees received by Elan or RPI, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 22 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.


                                   CLAUSE 16

                     AUDITORS, BANKERS, REGISTERED OFFICE,
                      ACCOUNTING REFERENCE DATE; SECRETARY

Unless otherwise agreed by the Shareholders and save as may be provided to the contrary herein:

16.1 the auditors of Newco shall be KPMG Peat Marwick of Vallis Building, Hamilton, Bermuda;

16.2 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;

16.3 the accounting reference date of Newco shall be December 31st in each Financial Year; and

16.4 the secretary of Newco shall be I.S. Outerbridge or such other Person as may be appointed by the Directors from time to time.


                                   CLAUSE 17

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

     General:
     --------

17.1. Until such time as the Common Shares shall be registered pursuant to the Exchange Act and be publicly traded in an established securities market, no Shareholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in as expressly permitted by and in accordance with the terms of this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Shareholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

      During the Research and Development Term, no Shareholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the Research and Development Term, a

      Shareholder may Transfer Shares provided such Shareholder complies with the provisions of Clauses 17.2 and 17.3.

      Notwithstanding anything contained herein to the contrary, at all times, EIS and/or RPI shall have the right to Transfer any Shares to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties. EIS shall have the right to Transfer any Shares to a special purpose financing or similar entity established by Elan or EIS; provided, that such Affiliates or other Permitted Transferee to which such legal and/or beneficial interest in the Shares have been transferred shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

17.2 No Shareholder shall, except with the prior written consent of the other Shareholder, create or permit to subsist any Encumbrance over or in, all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Agreement).

17.3  Rights of First Offer:
      ----------------------

      If at any time after the end of the Research and Development Term a Shareholder shall desire to Transfer any Shares owned by it (a "Selling Shareholder"), in any transaction or series of related transactions other than a Transfer to an Affiliate or subsidiary or in the case of EIS to a special purpose financing or similar entity established by EIS, then such Selling Shareholder shall deliver prior written notice of its desire to Transfer (a "Notice of Intention") (i) to Newco and (ii) to the Shareholders who are not the Selling Shareholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Shareholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "Offered Shares") and the proposed form of transaction (the "Transaction Proposal"), together with any available documentation relating thereto, if any, and the price at which such Selling Shareholder proposes to Transfer the Offered Shares (the "Offer Price"). The "Right of First Offer" provided for in this Clause 17 shall be subject to any "Tag Along Right" benefiting a Shareholder which may be provided for by Clause 17, subject to the exceptions set forth therein.

      Upon receipt of the Notice of Intention, the Shareholders who are not the Selling Shareholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Shareholder (the "Notice of Exercise"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Shareholders who are not the Selling Shareholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Shareholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Shareholders, the Selling Shareholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Shareholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Refusal set forth in Clause 17.3.

      In the event that any of the Shareholders who are not the Selling Shareholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 17), then the Selling Shareholder shall sell all of the Offered Shares to such Shareholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Shareholders who are not the Selling Shareholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Shareholders on the basis of their pro rata equity interests in Newco.

      The rights and obligations of each of the Shareholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Shares are registered under Section 12(b) or 12(g) of the Exchange Act.

      At the closing of the purchase of all of the Offered Shares by the Shareholders who are not the Selling Shareholder (scheduled in accordance with Clause 17), the Selling Shareholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Shareholders who are not the Selling Shareholder, duly executed by the Selling Shareholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

17.4  Tag Along Rights:
      -----------------

      Subject to Clause 17.3, a Shareholder (the "Transferring Shareholder") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Shareholders (the "Remaining Shareholders"), to sell Shares at the same price and on the same terms and conditions as the Transferring Shareholder has agreed to sell its Shares (the "Tag Along Right").

      In the event a Transferring Shareholder proposes to Transfer any Shares in a transaction subject to this Clause 17.4, it shall notify, or cause to be notified, the Remaining Shareholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "Transferee Terms") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 17, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Shareholders in accordance with the terms hereof.

     The Tag Along Right may be exercised by each of the Remaining Shareholders by delivery of a written notice to the Transferring Shareholder (the "Co-sale Notice") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Shareholder which the Remaining Shareholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Shareholder, the amount of such securities belonging to the Remaining Shareholder included in such Transfer may not be greater than such Remaining Shareholder's percentage beneficial ownership of Fully Diluted Common Shares multiplied by the total number of shares of 7 Diluted Common Shares to be sold by both the Transferring Shareholder and all Remaining Shareholders. Upon receipt of a Co-sale Notice, the Transferring Shareholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Shareholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Shareholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Shareholder shall have the right for a 45 day calendar day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Shareholders of the proposed Transfer and complying with the requirements of this Clause 17.

     At the closing of any Transfer of Shares subject to this Clause 17, the Transferring Shareholder, and the Remaining Shareholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

     Notwithstanding the foregoing, this Clause 17 shall not apply to any sale of Common Shares pursuant to an effective registration statement under the Securities Act in a bona fide public offering.



                                   CLAUSE 18

                   MATTERS REQUIRING PARTICIPANTS' APPROVAL

18.1 In consideration of RPI and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not without the prior approval of the EIS Director and the four RPI Directors:

     18.1.1. make a material Newco determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses, discontinue Newco to a named country or jurisdiction outside of Bermuda, changes in the Business or the Newco budget as they relate to the Licensed Technologies; entry into joint ventures and similar arrangements as they relate to the Licensed Technologies and changes to the Business Plan as they relate to the Licensed Technologies;

     18.1.2. issue any unissued Shares or unissued Common Share Equivalents, or create or issue any new shares (including a split of the Shares) or Common Share Equivalents, except as expressly permitted by the Newco Memorandum of Association and Bye-Laws;

     18.1.3. alter any rights attaching to any class of share in the capital of Newco or alter the Newco Memorandum of Association and Bye-Laws;

     18.1.4. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

     18.1.5.   dispose of all or substantially all of the assets of Newco;

     18.1.6. do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

     18.1.7. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

     18.1.8. sub-license any of the Elan Intellectual Property or RPI Intellectual Property, or license Newco Intellectual Property;

     18.1.9. amend or vary the terms of the RPI License Agreement or the Elan License Agreement;

     18.1.10. permit a person other than Newco to own a Regulatory Approval relating to the Product(s);

     18.1.11. amend or vary the Business Plan or the Newco budget as they relate to the Licensed Technologies;

     18.1.12.  alter the number of Directors;

     18.1.13. whether any Shares of Newco shall be registered for public trading with any governmental authority for public trading in any securities market; and

     18.1.14. declare or pay any dividend or make any distribution, directly or indirectly, with respect to its capital stock; or issue, sell, exchange, deliver, redeem, purchase or otherwise acquire or dispose of any shares of its capital stock or other securities.


                                   CLAUSE 19

                                    DISPUTES

19.1 During the Term of this Agreement, should any dispute or difference arise amongst the members of the Management Committee, or between Elan and RPI, or between Elan or RPI and Newco, the appropriate representatives of the applicable Parties shall use good faith efforts to resolve such dispute or difference promptly and to the mutual satisfaction of the affected Parties. If with respect to any such dispute or difference (but excluding from the remaining provisions of this Clause 19 any dispute or difference relating to (i) the interpretation of any provision of this Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, which disputes or differences shall be resolved, if at all, by arbitration pursuant to Clause 24.8), such representatives cannot reach a resolution to such dispute or difference within a reasonable period, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the chief executive officer of RPI and the President of Elan Pharmaceutical Technologies.

19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the chief executive officer of each Participant a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the chief executive officers of the Participants who shall endeavor using good faith diligent efforts to resolve the dispute. If the chief executive officers of the Participants agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

19.3 The chief executive officer of RPI and the President of Elan Pharmaceutical Technologies shall, if they are unable to resolve a dispute or difference when it is referred to them under Clause 19.1, within sixty (60) days of such referral, refer the matter to an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) jointly selected by the chief executive officers of the Participants (the "Expert"). In the event the chief executive officers of the Participants cannot agree upon the designation of the Expert, the Participants shall request the American Arbitration Association ("AAA"), sitting in the City of New York to select the Expert. In each case, the Expert shall be selected having regard to his suitability to determine the particular dispute or difference on which the Expert is being requested to determine. Unless otherwise agreed between the chief executive officers, the following rules shall apply to the appointment of the Expert. The fees of the AAA and the Expert shall be shared equally by the Participants. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each Party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each Party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the Parties within such time as may be stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four weeks from the reference of the dispute or difference to him.

19.4 Any determination by the Expert of a dispute or difference shall not be binding on the Parties.


                                   CLAUSE 20

                                  TERMINATION

20.1 This Agreement shall govern the operation and existence of Newco until (i) terminated by written agreement of all Parties hereto or (ii) otherwise terminated in accordance with this Clause 20.

20.2 For the purpose of this Clause 20, a "Relevant Event" is committed or suffered by a Participant if:

     20.2.1 it commits a breach of its material obligations under this Agreement or the applicable License and fails to remedy it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified; or

     20.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days; or

     20.2.3    it is unable to pay its debts in the normal course of business;
               or

     20.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld); or

     20.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

     20.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

20.4 If either Participant commits or suffers a Relevant Event, the other Participant shall be entitled, within three months of the occurrence of the Relevant Event, to require the defaulting Participant (the "Recipient Participant") to sell on reasonable terms of payment to the non-defaulting Participant (the "Proposing Participant") all (but not some only) of the Shares, held or beneficially owned by the Recipient Participant for an amount equal to [*] of the fair market value of the Shares of the Recipient Participant (the "Buyout Option").

20.5 The Proposing Participant shall notify the Recipient Participant of the exercise of the Buyout Option, no later than 30 business days prior to the proposed exercise thereof, by delivering written notice to the Recipient Participant stating that the Buyout Option is exercised and the price at which the Proposing Participant is willing to purchase the Shares of the Recipient Participant.

20.6 In the event that the Participants do not agree upon a purchase price for the Shares within five Business Days following the receipt by the Recipient Participant of written notice from the Proposing Participant pursuant to Clause 20.5 above, the Proposing Participant may contact the AAA, sitting in New York City and request that an independent US-based arbitrator who is knowledgeable of the pharmaceutical/biotechnology industry be appointed within 10 Business Days. The AAA shall endeavor to select an arbitrator who is technically knowledgeable in the pharmaceutical/biotechnology industry (and who directly and through his affiliates, has no business relationship with, or shareholding in, either the Proposing Participant or the Recipient Participant). Promptly upon being notified of the arbitrator's appointment, the Proposing Participant and the Recipient Participant shall submit to the arbitrator details of their assessment of the fair market value for the Shares of the Recipient Participant together with such information as they think necessary to validate their assessment. The arbitrator shall notify the Recipient Participant of [*] of the fair market value assessed by the Proposing Participant (the "Proposing Participant Price") and shall notify the Proposing Participant of [*] of the fair market value assessed by the Recipient Participant (the "Recipient Participant Price"). The Proposing Participant and the Recipient Participant shall then be entitled to make further submissions to the arbitrator within five Business Days explaining why the Recipient Participant Price or the Proposing Participant Price, as the case may be, is unjustified. The arbitrator shall thereafter meet with the Proposing Participant and the

       Recipient Participant and shall thereafter choose either the Recipient Participant Price or the Proposing Participant Price (but not any other price) as the purchase price for the Shares (the "Purchase Price") on the basis of which price the Expert determines to be closer to [*] of the fair market value for the Shares of the Recipient Participant. The arbitrator shall use his best efforts to determine the Purchase Price within 30 Business Days of his appointment. The Proposing Participant and the Recipient Participant shall bear the costs of the arbitrator equally provided that the arbitrator may, in his discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

20.7 The Proposing Participant shall purchase the Shares of the Recipient Participant by delivery of the Purchase Price in cash no later than the 15th Business Day following determination of the Purchase Price by the Expert.

20.8 The Shares of the Recipient Participant so transferred shall be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or encumbrance with all rights and restrictions attaching thereto. If the Proposing Participant elects to purchase the Shares of the Recipient Participant, the Shares of the Recipient Participant shall be sold by the Recipient Participant as beneficial owner for a price equal to [*] of the Purchase Price with effect from the date specified by the Proposing Participant in its notice of election free from any lien, charge or encumbrance together with all rights attaching thereto.

20.9 If the Proposing Participant exercises the Buyout Option, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the License Agreements to protect the intellectual property rights of the Recipient Party.

20.10 If either Participant commits a Relevant Event, the other Shareholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

20.11 In the event of a termination of the Elan License Agreement and/or the RPI License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

20.12  The provisions of Clauses 1, 3, 5.1, 9, 10, 11, 12, 17, 20.12, 22, 23,
       and 24 shall survive the termination of this Agreement under this Clause
       20.10 or by mutual consent pursuant to Clause 20.1 in accordance with their terms; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement under this Clause 20.10 or by mutual consent pursuant to Clause 20.1.

                                   CLAUSE 21

                                  SHARE RIGHTS

21.1 The Shareholders agree that the Common Shares and the Preferred Shares shall be separate classes of shares and shall carry the respective rights and be subject to the restrictions on the transfer and distribution of assets provided in the Newco Memorandum of Association and Bye-laws and as set forth in this Agreement.

21.2 Except as otherwise provided in the Bermuda Companies Act of 1981 and in the Newco Memorandum of Association and Bye-Laws, the Participants agree that for a period of two years from the Closing, the Preferred Shares issued to EIS shall not carry voting rights in Newco.


                                   CLAUSE 22

                                CONFIDENTIALITY

22.1 The Parties acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the Newco Intellectual Property, the Elan Intellectual Property or the RPI Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "Confidential Information").

22.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement and the License Agreements, and for no other purpose. Confidential Information shall not include:

       22.2.1 information that is generally available to the public;

       22.2.2 information that is made public by the disclosing Party;

       22.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

       22.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

     22.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

     22.2.6 information which the receiving Party is required to disclose pursuant to:

            (i) a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or

            (ii) other requirement of law;

                 provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required; or

     22.2.7 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

     22.2.8 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

22.3 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

22.4 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the third party recipient of the terms and provisions of this Agreement and their duties hereunder and shall obtain their consent hereto as a condition of releasing to the third party recipient the Confidential Information.

22.5 Any breach of this Clause 22 by any employee, representative or agent of a Party is considered a breach by the Party itself.

22.6 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

22.7 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.


                                   CLAUSE 23

                                     COSTS

23.1 Each Shareholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Substantive Documents.

23.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.

                                   CLAUSE 24

                                    GENERAL

24.1 Good Faith:
     ----------

     Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

24.2 Further Assurance:
     -----------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

24.3 No Representation:
     -----------------

     Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

24.4 Force Majeure:
     -------------

     Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

24.5 Relationship of the Parties:
     ---------------------------

     Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and RPI as partners, or Elan/EIS as an employee or agent of RPI, or RPI as an employee or agent of Elan/EIS.

     No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third party.

24.6 Counterparts:
     ------------

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

24.7 Notices:
     -------

     Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

     Elan/EIS at:

     Elan Corporation, plc
     C/o Elan International Services, Ltd.
     102 St. James Court
     Flatts, Smiths FL04
     Bermuda
     Attention:     President
     Telephone:     441-292-9169
     Fax:           441-292-2224

     and

     Elan International Services, Ltd.
     102 St. James Court
     Flatts, Smiths FL04
     Bermuda
     Attention:     President
     Telephone:     441-292-9169
     Fax:           441-292-2224

     RPI at:

     Ribozyme Pharmaceuticals Incorporated
     2950 Wilderness Place
     Boulder, Colorado 80301
     Attention:     Chief Executive Officer
     Telephone      303-449-6500
     Fax:           303-449-6995

     with a copy to:

     Rothgerber Johnson & Lyons LLP
     One Tabor Center, Suite 3000

          1200 Seventeenth Street
          Denver, Colorado 80202
          Attention:     Woody Davis, Esq.
          Telephone      303-623-9000
          Fax:           303-623-9222


          Newco at:

          Medizyme Pharmaceuticals Ltd.
          102 St. James Court
          Clarendon House
          Church St.
          Hamilton, Bermuda
          Attention:     Secretary
          Telephone:     441-295-1422
          Fax:           441-292-4720


          or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

          Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telecopy shall also be sent by another method permitted hereunder.

24.8      Governing Law; Arbitration
          --------------------------

24.8.1. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the provisions thereof relating to the conflict of laws.

24.8.2. The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation.

24.8.3 Any dispute under this Agreement which is not settled by mutual consent under Clause 24.8.2 and which relates to (i) the interpretation or enforcement of any provision of this Agreement or the License Agreements, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Such arbitrator shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrator within 15 days of demand by either Party, then either Party shall have the right to request the AAA to appoint the arbitrator. Such arbitrator shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs).

          The arbitration shall be held in New York, New York.

          The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

          Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

          The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration.

          In rendering judgment, the arbitrators may not provide for punitive or similar exemplary damages.

          A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

          Any arbitration under this Agreement shall be completed within one year from the filing of notice of a request for such arbitration.

          The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

          The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.


24.9      Severability:
          ------------

          If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

24.10     Amendments:
          ----------

          No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

24.11     Waiver:
          ------

          No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

24.12     Assignment:
          ----------

          None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

          24.12.1 Elan, EIS and/or RPI shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

          24.12.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to a special purpose financing or similar entity established by Elan or EIS.

24.13     Whole Agreement/No Effect on Other Agreements:
          ---------------------------------------------

          This Agreement (including the Schedules attached hereto) and the Substantive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Substantive Documents.

          In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Memorandum of Association and Bye-Laws, the terms of this Agreement shall prevail.

          No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

24.14     Successors:
          ----------

          This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the day first set forth above.

                                             SIGNED


                                             BY:_______________________

                                             for and on behalf of
                                             ELAN CORPORATION, PLC


in the presence of:__________________


                                             SIGNED


                                             BY:_______________________

                                             for and on behalf of
                                             ELAN INTERNATIONAL SERVICES, LTD.


in the presence of:__________________


                                             SIGNED


                                             BY:_______________________

                                             for and on behalf of
                                             ELAN PHARMA INTERNATIONAL LIMITED


in the presence of:__________________

                                             SIGNED

                                             BY:_______________________

                                             for and on behalf of
                                             RIBOZYME PHARMACEUTICALS, INC.
in the presence of:__________________


                                             SIGNED

                                             BY:_______________________

                                             for and on behalf of
                                             MEDIZYME PHARMACEUTICALS LTD

in the presence of:__________________

                                  SCHEDULE 1


                            ELAN LICENSE AGREEMENT

                                  SCHEDULE 2


                             RPI LICENSE AGREEMENT

                                       50